Exhibit 99.1

Blackstone Funds Complete Acquisition of QTS Realty Trust

NEW YORK and OVERLAND PARK, Kan. – August 31, 2021 – Blackstone (NYSE: BX) and QTS Realty Trust (NYSE: QTS) today announced that affiliates of Blackstone Infrastructure Partners, Blackstone Real Estate Income Trust, Inc., and Blackstone Property Partners have completed their previously announced acquisition of QTS Realty Trust for approximately $10 billion, including debt. QTS’ common stock, Series A preferred stock and Series B preferred stock will no longer be listed on any public market.

Greg Blank and Tyler Henritze, Senior Managing Directors at Blackstone, said, “We are thrilled to complete this transaction and are excited about the future of QTS. QTS aligns with one of Blackstone’s highest conviction themes – data proliferation – and the required investment makes it well suited as a long-term holding for our perpetual capital vehicles. We look forward to working with QTS and its world-class management team to further scale the business to meet the rising demand for data centers.”

“Completing this transaction with Blackstone marks an exciting new chapter for QTS,” said Chad Williams, CEO of QTS. “Our Powered by People approach will continue to be the foundation for how we serve our customers, local communities and each other, enabling QTS to continue setting a new standard for innovation and service delivery in the data center industry.”

Jefferies LLC and Morgan Stanley & Co. LLC acted as financial advisors to QTS, and Hogan Lovells US LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal counsel to QTS. Citigroup Global Markets Inc., Barclays, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC acted as financial advisors to Blackstone, and Simpson Thacher & Bartlett LLP acted as its legal counsel.

About QTS

QTS Realty Trust is a leading provider of data center solutions across a diverse footprint spanning more than 7 million square feet of owned mega scale data center space within North America and Europe. Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity and premium customer service to leading hyperscale technology companies, enterprises, and government entities. Visit QTS at www.qtsdatacenters.com, call toll-free 877.QTS.DATA or follow on Twitter @DataCenters_QTS.

About Blackstone

Blackstone is the world’s largest alternative asset manager. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our $684 billion in assets under management include investment vehicles focused on private equity, real estate, public debt and equity, life sciences, growth equity, opportunistic, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

QTS Media Contact:

Carter B. Cromley

(703) 861-8245

carter.cromley@qtsdatacenters.com

Blackstone Media Contacts:

Paula Chirhart

(347) 463-5453

Paula.Chirhart@blackstone.com

or

Jeffrey Kauth

(212) 583-5395

Jeffrey.Kauth@Blackstone.com